PROTECTED BUSINESS INFORMATION

Basic Principles of Proposed Licensing Agreement between SONIC and NRCAN

1.           PARTIES

Her Majesty the Queen in Right of Canada as represented by the Minister of Natural Resources acting through the CANMET Energy Technology Centre - Ottawa ("CETC-O"), having a principal place of business at 580 Booth Street, Ottawa, Ontario, Canada K1A 0E4 ("NRCan")

and

Sonic Environmental Systems Inc., a corporate entity registered under the laws of the province of British Columbia, having a principal place of business at 1778 West 2nd Avenue, Vancouver, British Columbia, Canada, V6J 1H6 ("SONIC").

2.           RECITALS

NRCan has developed and owns technology relating to the application of a sonic energy process for the pacification of fluidized bed combustion ash as outlined to USA patent #6,270,691 and Canadian patent application #2,224,901. In addition, the parties are poised to commence a research and development project to further explore this process, the results of which shall be combined with the patents to form the licensed technology ("Licensed Technology").

SONIC wishes to commercially exploit the Licensed Technology which utilizes SONIC's patented (US #4,941,194/#5,007,773 and related families) hardware that uses high power low frequency sonic technology to support the Licensed Technology.

3.           TERM

The license shall be in effect until the greater of March 31, 2010 or the life of the NRCan patents.

4.           GRANT

An exclusive world-wide license to use, sell, manufacture and sub-license processes, services and equipment utilizing the Licensed Technology, NRCan reserves the right to use the Licensed Technology for research and development purposes and to perform related R&D services.

5.           ROYALTIES

$10,000 minimum annual royalty payable on or before April 1, 2005 and $20,000 annually payable on April 1 of each year thereafter (paid in advance and credited towards that specific year's total royalty due without carryover to subsequent years); and

2% of Gross Revenue derived from SONIC's entire ash pacification business; and

2% of Gross Revenue derived from any Joint Venture formed by SONIC to exploit the ash pacification business; and

45% of the financial value of any consideration SONIC receives from sub-licensing transactions.

Terms valid until March 31, 2005 or earlier upon execution of a full license agreement

	SONIC	NRCan
Initials	"Adam R. Sumel"	"Signed"
Date	2003/11/13	2003/11/13